Exhibit 3.2

FIRST AMENDMENT TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ARDENT HEALTH PARTNERS, LLC

This Amendment (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of Ardent Health Partners, LLC, a Delaware limited liability company (the “Company”), is adopted, executed and entered into as of August 14, 2018 by EGI-AM Investments, L.L.C. (“EGI-AM Investments”) and ALH Holdings, LLC (“Ventas”).

WHEREAS, the Unitholders of the Company are parties to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 21, 2017 (the “LLC Agreement”);

WHEREAS, capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the LLC Agreement;

WHEREAS, the board of managers of the Company (the “Board”), EGI-AM Investments and Ventas have determined that it is necessary and advisable and in the best interests of the Company and the Unitholders to amend the LLC Agreement to add two additional independent Managers to the Board, and for certain other purposes, in each case as set forth below; and

WHEREAS, EGI-AM Investments and Ventas hold a majority of the outstanding Class B Units and hereby consent to, approve and adopt this Amendment in accordance with Section 15.9 of the LLC Agreement.

NOW, THEREFORE:

1.	Section 5.2(a) of the LLC Agreement is hereby amended and restated in its entirety as follows:

(a) Until the closing of a Public Offering, each Unitholder will take all necessary or desirable actions within such Unitholder’s control (whether in such Person’s capacity as a Unitholder, Manager or officer or otherwise, and including attendance at meetings for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company will take all necessary and desirable actions within its control, so that the Board consists of eleven Managers and includes:

(i) five Managers (one of whom will serve as the initial chairman of the Board (the “Chairman”)) designated by EGI,

(ii) one Manager designated by Ventas, so long as Ventas holds, directly or indirectly, at least 20% of its combined investment in the Company Group as of the Effective Date,

(iii) the Company Group’s initial chief executive officer until such Person ceases to be the Company Group’s chief executive officer, in which case such Person will be replaced by a Manager chosen by the Unitholders (excluding EGI and Ventas) holding a majority of the Class B Units (excluding the Class B Units held by EGI and Ventas), and

(iv) four additional Managers, who may not be employees or other Affiliates of any Unitholder, designated by the Board.

2.	Section 5.3(d) of the LLC Agreement is hereby amended and restated in its entirety as follows:

(d) Quorum. At least six Managers (including a majority of EGI Managers) must be present to constitute a quorum for the transaction of business at any Board meeting. Once present, quorum will be broken if any EGI Manager is no longer present at such meeting, and no further business may be transacted until quorum is reestablished. If a quorum is not present at a meeting, then the Managers present may adjourn the meeting from time to time without further notice until a quorum is present.

3.	Section 5.3(e) of the LLC Agreement is hereby amended and restated in its entirety as follows:

(e) Voting. Except as otherwise required by this Agreement or the Delaware Act, the act of a majority of the votes held by all Managers present at a Board meeting at which a quorum is present will constitute the act of the Board. At each Board meeting, the EGI Managers present will collectively have seven votes on all matters to be voted upon (with each EGI Manager present entitled to cast a proportionate share of the total EGI Manager votes). All Managers other than the EGI Managers will have one vote on all matters to be voted upon; provided that at all times the Ventas Manager will have a number of votes equal to the lesser of (i) one, and (ii) 9.9% times the total number of votes.

4.

Except as set forth in this Amendment, all other terms and provisions of the LLC Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the LLC Agreement as amended or otherwise modified by this Amendment, and the LLC Agreement, as amended hereby, remains in full force and effect in accordance with its terms. References in the LLC Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to June 21, 2017.

5.

In the event that any provision of this Amendment or the application of any provision of this Amendment is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Amendment shall not be affected.

6.

The validity, performance, construction and effect of this Amendment shall be governed by and construed in accordance with the internal law of the State of Delaware, without giving effect to principles of conflicts of law thereof and all parties, including their successors and assigns, consent to the jurisdiction of the courts of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned holders of a majority of the outstanding Class B Units have executed this Amendment as of the date first written above.

EGI-AM INVESTMENTS, L.L.C.

By:	/s/ Philip Tinkler

Name:	Philip Tinkler
Title:	Vice President

ALH HOLDINGS, LLC

By:	/s/ Brian K. Wood

Name:	Brian K. Wood
Title:	Vice President & Treasurer

First Amendment to Amended and Restated Limited Liability Company Agreement of Ardent Health Partners, LLC